Contacts:

Jenny Bruso
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351

Universal Technical Institute Announces Departure of Board Member

Phoenix – Sept. 7, 2010 – Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, announced today that board member Allan Gilmour resigned from the Board of Directors, effective immediately, to join Wayne State University as its interim president.

Kimberly McWaters, president and chief executive officer of Universal Technical Institute commented, “UTI greatly valued the experience, industry perspective and service that Allan has brought to the UTI Board for the past four years but we fully understand his new time commitments. We wish Allan much success and enjoyment in his new role.”

About Universal Technical Institute, Inc.

Headquartered in Phoenix, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  During the past 45 years, UTI has graduated more than 130,000 students. The organization offers undergraduate degree, diploma and certificate programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers.  Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).
For more information about Universal Technical Institute, Inc. and its training programs, visit www.uti.edu.

# # #